                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                          -------------------------


                                  FORM 11-K


               /x/  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

                         For the fiscal year ended
                             December 31, 1997

                                      or

               / / TRANSITION REPORT PURSUANT TO SECTION 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF

               For the transition period from _______ to ______

                          -------------------------

                               Commission File
                                 No. 33-79202

                          -------------------------

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                       401 (K) PLAN OF THE EMPLOYEES OF
                       STANDARD FEDERAL BANK FOR SAVINGS
                             800 BURR RIDGE PARKWAY
                             BURR RIDGE, IL  60521

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                           TCF FINANCIAL CORPORATION
                    801 MARQUETTE AVENUE, MAIL CODE 100-01-A
                          MINNEAPOLIS, MN  55402

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                            REQUIRED INFORMATION

    The 401(k) Plan of the Employees of Standard Federal Bank for savings is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and supplementary schedules of the 401(k) Plan of the Employees of Standard Federal Bank for savings, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 99.1 to this form 11-K and are incorporated herein by reference.



                                  SIGNATURES

    THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              TCF National Bank Illinois
                                              (Plan Sponsor of the 401(k)
                                              Plan of the Employees
                                              of Standard Federal Bank for
                                              savings)


                                              By /s/ Michael B. Johnstone
                                                -----------------------------
                                                 Michael B. Johnstone
                                                 President and Chief
                                                 Executive Officer

                                              By /s/ Todd A. Palmer
                                                -----------------------------
                                                 Todd A. Palmer
                                                 Senior Vice President and
                                                 Controller
Date: June 26, 1998

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                          401(k) Plan of the Employees of
                         Standard Federal Bank for savings


                               Index to Exhibits
                                 For Form 11-K

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Exhibit                                                    Sequentially
Number                Description                          Numbered Page
-------               -----------                          -------------

23.1                  Consent of KPMG Peat Marwick LLP
                      dated June 26, 1998

23.2                  Consent of Ernst & Young LLP
                      dated June 26, 1998

99.1                  Financial statements and supplementary
                      schedules
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